PRESS RELEASE


                                                     For Release on May 18, 1995



For More Information, Call:
Mr. Michael Feder
  Chief Executive Officer


International Research and Development Corporation (IRDC) announced today that Michael Feder, currently serving as Acting President of the Corporation, has been elected to the additional position of Chief Executive Officer. Mr. Feder is President of Stratford Partners, Inc., a firm specializing in business recoveries.

Dr. H.P.K. Agersborg, a Director of the Corporation, has been named Chairman of the Board. Dr. Agersborg currently serves as a consultant to the pharmaceutical industry and previously was President of Wyeth-Ayerst Research Division of American Home Products Corporation.

Francis X. Wazeter, Ph.D., previously Chairman of the Board and Chief Executive Officer of the Corporation, will remain a Director of the Corporation.

The primary business of International Research and Development Corporation is the safety evaluation of pharmaceutical and veterinary drugs, agricultural products, and chemicals. Studies are performed on behalf of various manufacturers of such products, both foreign and domestic, and on behalf of governmental agencies.

The common stock of International Research and Development Corporation is traded in the over-the-counter national market. The NASDAQ symbol for the common stock is IRDV.